Exhibit 99.1

American Financial Group, Inc. Announces Record Third Quarter Core Net Operating Earnings Per Share

•	Record third quarter core net operating earnings of $1.40 per share; up 32% from the prior year period

•	Net earnings of $1.28 per share include A&E reserve strengthening and realized gains

•	Adjusted book value per share of $48.59; up 6% year-to-date

•	Full year 2014 core net operating earnings guidance unchanged at $4.50 - $4.90 per share

Cincinnati, Ohio – October 28, 2014 – American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported 2014 third quarter net earnings attributable to shareholders of $116 million ($1.28 per share) compared to $83 million ($0.92 per share) for the 2013 third quarter. AFG’s 2014 third quarter results include an after-tax charge of $19 million ($0.21 per share) to strengthen the Company’s asbestos and environmental (“A&E”) reserves and $8 million ($0.09 per share) in after-tax realized gains. Book value per share, excluding appropriated retained earnings and unrealized gains on fixed maturities, increased by $0.64, or 1%, to $48.59 per share during the third quarter of 2014. Including AFG’s quarterly dividend, total value creation measured as growth in book value plus dividends was $3.35 per share, or 7%, for the first nine months of the year. Annualized return on equity was 11.1% and 8.6% for the third quarters of 2014 and 2013, respectively.

Core net operating earnings were $127 million ($1.40 per share) for the 2014 third quarter, compared to $97 million ($1.06 per share) in the 2013 third quarter. Higher underwriting profit and net investment income in our Specialty Property and Casualty (“P&C”) insurance operations and higher core operating earnings in our Annuity segment contributed to these results. Core net operating earnings for the third quarters of 2014 and 2013 generated annualized core returns on equity of 12.3% and 10.0%, respectively.

During the third quarter of 2014, AFG repurchased approximately 1.4 million shares of common stock for $83 million (average price per share of $57.37).

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (“GAAP”), include certain items that may not be indicative of its ongoing core operations. The following table identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.

In millions, except per share amounts	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Components of net earnings attributable to shareholders:
Core net operating earnings(a)	$127	$97	$317	$268
Non-Core Items:
Realized gains	8	35	27	97
Special A&E charges(b)	(19)	(49)	(19)	(49)
ELNY guaranty fund assessments	—	—	—	(3)

Net earnings attributable to shareholders	$116	$83	$325	$313

Components of Earnings per Share:
Core net operating earnings(a)	$1.40	$1.06	$3.47	$2.94
Non-Core Items:
Realized gains	0.09	0.40	0.30	1.08
Special A&E charges(b)	(0.21)	(0.54)	(0.21)	(0.54)
ELNY guaranty fund assessments	—	—	—	(0.04)

Diluted Earnings Per Share	$1.28	$0.92	$3.56	$3.44

Footnote (a) and (b) are contained in the accompanying Notes to Financial Schedules at the end of this release.

S. Craig Lindner and Carl H. Lindner III, AFG’s Co-Chief Executive Officers, issued this statement: “A 32% increase in third quarter core net operating earnings per share established new AFG records for the third quarter and nine month periods. We are pleased to see higher year-over-year core earnings in both our Specialty P&C Group and our Annuity Segment and strong growth in net written premiums in our Specialty P&C businesses.

“AFG had approximately $920 million of excess capital (including parent company cash of approximately $350 million) at September 30, 2014. Our strong financial position provides the flexibility to act on strategic business opportunities. We will continue to invest excess capital when we see potential for profitable organic growth and return value to our shareholders through opportunistic share repurchases and dividends.

“We continue to expect core net operating earnings in 2014 to be between $4.50 and $4.90 per share. We are pleased with our results through nine months, which reflect strong performance across most of our business units. Looking ahead to the fourth quarter of 2014, the midpoint of our earnings guidance assumes a break-even result in our crop insurance business. We are also mindful of the recent changes in interest rates and the impact on fair value accounting for fixed-indexed annuities (“FIAs”) in our Annuity Segment. Our core earnings per share guidance excludes non-core items such as realized gains and losses, as well as other significant items, that may not be indicative of ongoing operations.”

Specialty Property and Casualty Insurance Operations

The P&C specialty insurance operations generated an underwriting profit of $70 million in the 2014 third quarter, compared to $62 million in the third quarter of 2013. Losses from catastrophes were negligible in the 2014 and 2013 third quarters. Results for the 2014 third quarter include $11 million (1.0 point) in favorable reserve development. By comparison, favorable reserve development in the third quarter of 2013 was $13 million (1.4 points).

Gross and net written premiums were up 5% and 16%, respectively, for the third quarter of 2014, as compared to the same period in 2013. The 2014 results include premiums from Summit, AFG’s specialty workers’ compensation subsidiary, from the date of acquisition on April 1, 2014. Excluding Summit premiums, gross written premiums declined by 3% year-over-year and net written premiums increased by 4%. Strong growth in our specialty casualty group was partially offset by premium declines in our property and transportation group that resulted from the timing of premium recognition in our agricultural operations during the 2013 third quarter. Excluding Summit and crop premiums, gross and net written premiums grew by 14% and 12%, respectively, during the third quarter of 2014. Further details of AFG’s Specialty P&C operations may be found in the accompanying schedules.

The Property and Transportation Group reported an underwriting profit of $11 million in the third quarter of 2014, compared to an underwriting profit of $16 million in the prior year period. This decrease is primarily attributable to lower profitability in our agricultural operations partially offset by higher profitability in our property and inland marine and transportation businesses. Catastrophe losses for this group were negligible in the third quarters of 2014 and 2013.

Gross and net written premiums for the third quarter of 2014 were 13% and 6% lower, respectively, than the comparable 2013 period. The decreases in gross and net written premiums were due primarily to lower 2014 commodity prices impacting our crop operations, coupled with the higher than average crop premiums reported in the third quarter of 2013 due to delayed acreage reporting from insureds as a result of excess moisture and late planting of corn and soybean crops. These decreases were partially offset by growth in our transportation businesses, primarily the result of rate increases. Excluding our crop insurance business, gross written premiums increased by 6% and net written premiums increased by 4%. Pricing in this group was up approximately 5% on average for the quarter, and includes a 9% increase in National Interstate’s renewal rates.

The Specialty Casualty Group reported third quarter underwriting profit of $32 million compared to an underwriting profit of $19 million in the third quarter of 2013. This increase was due primarily to higher profitability in our workers’ compensation and alternative markets businesses, offset by lower profitability in our general liability lines of business, primarily the result of adverse prior year reserve development. Most businesses in this group produced strong underwriting profit margins through the first nine months of 2014.

Gross and net written premiums were up 53% and 65%, respectively, for the third quarter of 2014 when compared to the same prior year period and include Summit’s results since April 1, 2014. Excluding premiums from Summit, gross and net premiums each grew by 24%. While all businesses in this group reported growth, the successful renewal of a recently acquired block of public sector business, along with growth in our workers’ compensation, excess and surplus lines and non-profit social services businesses were primary drivers of the higher premiums. New business opportunities and increased exposures on existing accounts have driven the growth in our workers’ compensation businesses. Organic growth, coupled with the benefit from rate increases over multiple quarters have contributed to higher premiums in our excess and surplus businesses. Pricing in this group was up approximately 1% on average for the quarter.

The Specialty Financial Group reported an underwriting profit of $21 million in the third quarter of 2014, compared to an underwriting profit of $22 million in the third quarter of 2013. Nearly all of the businesses in this group achieved excellent underwriting margins during the third quarter of 2014.

Gross and net written premiums were both 2% lower in the 2014 third quarter when compared to the same 2013 period. Growth in gross written premiums was tempered by the October 2013 sale of a service contract business, which ceded all of its premiums under reinsurance contracts. Renewal pricing in this group was down approximately 2% for the third quarter.

Carl Lindner III stated: “Underwriting results across most of our 30 specialty P&C businesses were strong during the third quarter. I am especially pleased with the performance of our specialty casualty group; we have successfully grown nearly all of these businesses either organically or through acquisition. In addition, results in our specialty financial group continue to be excellent. We were successful in achieving pricing increases in nearly all of the businesses in our property and transportation group during the third quarter and continue to focus on pricing across our entire P&C group.

“Based on premium growth across our P&C book of business during the first nine months of 2014, we now expect net written premium growth for the full year of 2014 to be between 18% and 21%. This guidance reflects the inclusion of nine months of Summit premiums. Overall renewal pricing was up about 2% during the quarter.”

Annuity Segment

AFG’s annuity operations contributed $86 million in pretax core earnings in the third quarter of 2014 compared to $78 million in the third quarter of 2013, an increase of $8 million or 10%. AFG’s 2014 earnings continue to benefit from growth in annuity assets. AFG’s quarterly average annuity investments have grown 16% year-over-year. The impact of this growth was partially offset by the runoff of higher yielding investments.

Interest rate and stock market fluctuations have an impact on the accounting for FIAs; these accounting adjustments are recognized through AFG’s core earnings. While these fluctuations had a minor impact on operating earnings in the third quarters of both 2014 and 2013, they had a much bigger impact in the year-to-date results of each year. See the accompanying schedules for additional information about spreads for AFG’s fixed annuity operations.

The annuity operations reported quarterly statutory premiums of $809 million in the third quarter of 2014, a 31% decrease from the comparable prior year period. The Company’s disciplined approach to product pricing in a declining interest rate environment along with increased levels of competition resulted in lower premiums across all single premium product lines during the 2014 third quarter. In contrast, a rising interest rate environment in 2013 resulted in record annuity premium production in the 2013 third quarter. Statutory premiums of $2.7 billion for the first nine months of 2014 were up 3% from the comparable 2013 period.

Craig Lindner stated, “I am pleased with our strong core annuity earnings in the third quarter and first nine months of this year. Looking ahead, we believe that the decrease in interest rates in October is likely to put downward pressure on core annuity earnings in the fourth quarter due to fair value accounting for FIAs. As a result, we expect that the full year 2014 core pretax annuity operating earnings will be $315 to $325 million, compared to the $328 million reported for the full year of 2013. This estimate does not reflect any positive or negative impact from our annual fourth quarter review (“unlocking”) of the Company’s major actuarial assumptions in its fixed annuity business. Significant changes in interest rates and/or the stock market from today’s level could lead to additional positive or negative impacts on the Annuity segment’s results.

“We remain committed to our disciplined product pricing strategy, which means that our focus is on growing our business when we can achieve desired long-term returns. The decreasing interest rate environment in 2014 has slowed the pace of our annuity sales, especially when compared to the record level of sales we achieved in the second half of 2013. As a result, based on information currently available, we now expect that premiums for the full year of 2014 will be approximately $3.6 billion, which would be the second highest level of annuity sales in AFG’s history.”

Run-off Long-Term Care and Life Segment

AFG’s run-off long-term care and life segment reported pretax core operating earnings of $1 million in the third quarter of 2014, compared to a loss of $4 million in the comparable prior year period. This business incurred a core pretax operating loss of $3 million for the first nine months of 2014. In the fourth quarter, AFG will complete its periodic review (“loss recognition testing”) of the major actuarial assumptions for its run-off long-term care business. While AFG had a loss recognition margin of $64 million in its long-term care operations as of December 31, 2013, further continuation of the recent low interest rate environment, including the drop in interest rates during October 2014, will reduce that margin. In addition, with the assistance of an external actuarial consulting firm, AFG is analyzing other assumptions that could have an impact on its loss recognition margin, including projected long-term care claims and persistency. In the event that the updated loss recognition testing assumptions result in a cumulative adverse impact in excess of $64 million, AFG would record a loss recognition charge equal to that excess amount.

A&E Reserves

During the third quarter of 2014, AFG completed an internal review of its asbestos and environmental exposures relating to the run-off operations of its P&C group and its exposures related to former railroad and manufacturing operations and sites. The review was undertaken with the aid of a specialty consultant and outside counsel. This year’s review resulted in a non-core after-tax special charge of $19 million ($30 million pretax) to increase AFG’s A&E reserves.

The P&C group’s asbestos reserves were increased by $4 million (net of reinsurance) and its environmental reserves were increased by $20 million (net of reinsurance). At September 30, 2014, the P&C group’s insurance reserves include A&E reserves of $300 million, net of reinsurance recoverables. At September 30, 2014, AFG’s three year survival ratios, excluding amounts associated with the settlements of two large asbestos claims, were 14.4x paid losses for asbestos reserves, 6.1x paid losses for environmental reserves and 9.9x paid losses for the total A&E reserves. These ratios compare favorably with industry statutory data published by SNL Financial LC, which indicate that industry A&E survival ratios were 10.5x paid losses for asbestos reserves, 6.1x paid losses for environmental reserves, and 9.2x paid losses for total A&E reserves at December 31, 2013.

As the overall industry exposure to asbestos has matured, the focus of litigation has shifted to smaller companies and companies with ancillary exposures. AFG’s insureds with these exposures have been the driver of our P&C asbestos reserve increases in recent years. The increase in P&C environmental reserves was attributed primarily to AFG’s increased defense costs and a number of claims where the estimated costs of remediation have increased. There were no new or emerging broad industry trends that were identified in this review.

In addition, the review encompassed reserves for asbestos and environmental exposures of our former railroad and manufacturing operations. As a result of the review, AFG increased its reserve for environmental exposures by $6 million due primarily to slightly higher estimated operation and maintenance costs at sites where remediation is underway, coupled with higher estimated cleanup costs at a limited number of sites.

Investments

AFG recorded third quarter 2014 net realized gains on securities of $8 million after tax and after deferred acquisition costs (DAC), compared to $35 million in the comparable prior year period. Unrealized gains on fixed maturities were $602 million, after tax, after DAC at September 30, 2014, an increase of $161 million since year-end. Our portfolio continues to be high quality, with 86% of our fixed maturity portfolio rated investment grade and 97% with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

Third quarter 2014 P&C net investment income was approximately 17% higher than the comparable 2013 period, reflecting the investment of cash received in connection with the Summit acquisition.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets of approximately $45 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for long-term care, asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; AFG’s ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims and AFG’s run-off long-term care business; availability of reinsurance and ability of reinsurers to pay their obligations; trends in persistency, mortality and morbidity; competitive pressures, including those in the annuity distribution channels, the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries; and other factors identified in our filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2014 third quarter results at 11:30 a.m. (ET) tomorrow, Wednesday, October 29, 2014. Toll-free telephone access will be available by dialing 1-877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 11632336. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available two hours following the completion of the call and will remain available until 11:59 p.m. (ET) on November 5, 2014. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 11632336.

The conference call and accompanying webcast slides will also be broadcast live over the Internet. To listen to the call via the Internet, go to the Investor Relations page on AFG’s website, www.AFGinc.com, and follow the instructions at the Webcasts and Presentations link.

The archived webcast will be available immediately after the call via the same link on the Investor Relations page until November 5, 2014 at 11:59 p.m. (ET). An archived audio MP3 file will be available within 24 hours of the call.

Contact:

Diane P. Weidner

Asst. Vice President – Investor Relations

(513) 369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG14-21

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Revenues
P&C insurance net earned premiums	$1,132	$949	$2,817	$2,345
Life, accident & health net earned premiums	27	29	82	87
Net investment income	377	338	1,117	996
Realized gains	13	56	44	154
Income (loss) of managed investment entities:
Investment income	29	32	84	98
Gain (loss) on change in fair value of assets/liabilities	(25)	15	(35)	(21)
Other income	28	24	75	71

Total revenues	1,581	1,443	4,184	3,730

Costs and expenses
P&C insurance losses & expenses	1,086	941	2,684	2,275
Annuity, life, accident & health benefits & expenses	240	222	732	642
Interest charges on borrowed money	18	18	53	54
Expenses of managed investment entities	19	22	60	68
Other expenses	73	98	219	248

Total costs and expenses	1,436	1,301	3,748	3,287

Earnings before income taxes	145	142	436	443
Provision for income taxes(c)	54	44	155	155

Net earnings including noncontrolling interests	91	98	281	288

Less: Net earnings (loss) attributable to noncontrolling interests	(25)	15	(44)	(25)

Net earnings attributable to shareholders	$116	$83	$325	$313

Diluted Earnings per Common Share	$1.28	$0.92	$3.56	$3.44

Average number of diluted shares	90.9	91.0	91.4	91.2

Selected Balance Sheet Data:	September 30, 2014	December 31, 2013
Total cash and investments	$35,151	$31,313
Long-term debt	$1,062	$913
Shareholders’ equity(d)	$4,904	$4,599
Shareholders’ equity (excluding appropriated retained earnings and unrealized gains/losses on fixed maturities)(d)	$4,300	$4,109
Book Value Per Share:
Excluding appropriated retained earnings	$55.39	$50.83
Excluding appropriated retained earnings and unrealized gains/losses on fixed maturities	$48.59	$45.90

Common Shares Outstanding	88.5	89.5

Footnotes (c) and (d) are contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended Sept 30,		Pct. Change	Nine months ended Sept 30,		Pct. Change
	2014	2013		2014	2013

Gross written premiums	$1,859	$1,768	5%	$4,174	$3,734	12%

Net written premiums	$1,242	$1,067	16%	$2,995	$2,520	19%

Ratios (GAAP):
Loss & LAE ratio	67.1%	66.1%		63.6%	61.5%
Underwriting expense ratio	26.7%	27.4%		30.8%	32.9%

Specialty Combined Ratio	93.8%	93.5%		94.4%	94.4%

Combined Ratio (Including A&E)	96.0%	99.1%		95.2%	97.0%

Supplemental Information:(e)
Gross Written Premiums:
Property & Transportation	$995	$1,147	(13%)	$1,860	$1,945	(4%)
Specialty Casualty	707	461	53%	1,869	1,331	40%
Specialty Financial	157	160	(2%)	445	458	(3%)

	$1,859	$1,768	5%	$4.174	$3,734	12%

Net Written Premiums:
Property & Transportation	$556	$594	(6%)	$1,193	$1,198	—
Specialty Casualty	536	325	65%	1,366	903	51%
Specialty Financial	121	124	(2%)	357	354	1%
Other	29	24	21%	79	65	22%

	$1,242	$1,067	16%	$2,995	$2,520	19%

Combined Ratio (GAAP):
Property & Transportation	97.8%	97.1%		100.1%	100.4%
Specialty Casualty	93.3%	93.4%		92.1%	91.5%
Specialty Financial	81.6%	82.3%		86.7%	85.8%

Aggregate Specialty Group	93.8%	93.5%		94.4%	94.4%

	Three months ended Sept 30,		Nine months ended Sept 30,
	2014	2013	2014	2013
Reserve Development (Favorable)/Adverse:
Property & Transportation	$(5)	$(1)	$13	$(4)
Specialty Casualty	7	(4)	(21)	(42)
Specialty Financial	(10)	(4)	(13)	(10)
Other	(3)	(4)	(8)	(14)

Aggregate Specialty Group Excluding A&E	(11)	(13)	(29)	(70)
Special A&E Reserve Charge - P&C Run-off	24	54	24	54
Other	—	(1)	1	6

Total Reserve Development Including A&E	$13	$40	$(4)	$(10)

Points on Combined Ratio:
Property & Transportation	(0.9)	(0.2)	1.2	(0.4)
Specialty Casualty	1.3	(1.2)	(1.7)	(5.0)
Specialty Financial	(9.0)	(3.2)	(3.9)	(2.9)

Aggregate Specialty Group	(1.0)	(1.4)	(1.0)	(3.1)

Footnote (e) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

ANNUITY SEGMENT

(Dollars in Millions)

Components of Statutory Premiums

	Three months ended Sept 30,		Pct. Change	Nine months ended Sept 30,		Pct. Change
	2014	2013		2014	2013
Annuity Premiums:
Retail Single Premium	$357	$557	(36%)	$1,210	$1,426	(15%)
Financial Institutions
Single Premium	395	550	(28%)	1,334	1,031	29%
Education Market - 403(b)	46	49	(6%)	145	156	(7%)
Variable Annuities	11	11	—	36	39	(8%)

Total Annuity Premiums	$809	$1,167	(31%)	$2,725	$2,652	3%

Components of Core Operating Earnings Before Income Taxes

	Three months ended Sept 30,		Pct. Change	Nine months ended Sept 30,		Pct. Change
	2014	2013		2014	2013
Revenues:
Net investment income	$287	$259	11%	$851	$764	11%
Other income	20	17	18%	57	46	24%

Total revenues	307	276	11%	908	810	12%

Costs and Expenses:
Annuity benefits	157	140	12%	491	394	25%
Acquisition expenses	41	35	17%	109	114	(4%)
Other expenses	23	23	—	65	66	(2%)

Total costs and expenses	221	198	12%	665	574	16%

Core operating earnings before income taxes	$86	$78	10%	$243	$236	3%

Supplemental Fixed Annuity Information

	Three months ended Sept 30,		Pct. Change	Nine months ended Sept 30,		Pct. Change
	2014	2013		2014	2013
Core Operating Earnings Before impact of fair value accounting on FIAs	$87	$78	12%	$269	$227	19%
Impact of Fair Value Accounting	(1)	—	na	(26)	9	na

Core operating earnings before income taxes	$86	$78	10%	$243	$236	3%

Average Fixed Annuity Reserves*	$22,475	$19,035	18%	$21,790	$18,231	20%

Net Interest Spread*	2.77%	2.89%		2.83%	2.97%
Net Spread Earned Before Impact of Fair Value Accounting*	1.50%	1.50%		1.57%	1.51%
Net Spread Earned After Impact of Fair Value Accounting*	1.48%	1.50%		1.41%	1.58%

*	Excludes fixed annuity portion of variable annuity business.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended Sept 30,		Nine months ended Sept 30,
	2014	2013	2014	2013
Core Operating Earnings before Income Taxes:
P&C insurance segment	$130	$113	$335	$291
Annuity segment	86	78	243	236
Run-off long-term care and life segment	1	(4)	(3)	(7)
Interest & other corporate expense	(30)	(39)	(108)	(123)

Core operating earnings before income taxes	187	148	467	397
Related income taxes	60	51	150	129

Core net operating earnings	$127	$97	$317	$268

b)	Reflects the following effects of special A&E charges during the third quarter and first nine months of 2014 and 2013 (dollars in millions, except per share amounts):

	Pretax		After-tax		EPS
	2014	2013	2014	2013	2014	2013
A&E Charge:
P&C insurance run-off operations
Asbestos	$4	$16	$3	$10
Environmental	20	38	12	25

	$24	$54	$15	$35	$0.17	$0.39

Former railroad & manufacturing operations
Asbestos	$—	$2	$—	$1
Environmental	6	20	4	13

	$6	$22	$4	$14	$0.04	$0.15

Total A&E	$30	$76	$19	$49	$0.21	$0.54

c)	Earnings before income taxes include $29 million and $47 million in non-deductible losses attributable to noncontrolling interests related to managed investment entities in the third quarter and first nine months of 2014, respectively, and $12 million of non-taxable income and $30 million in non-deductible losses in the third quarter and first nine months of 2013, respectively.

d)	Shareholders’ Equity at September 30, 2014 includes $602 million ($6.80 per share) in unrealized after-tax gains on fixed maturities and $2 million ($0.02 per share) of retained earnings appropriated to managed investment entities. Shareholders’ Equity at December 31, 2013 includes $441 million ($4.93 per share) in unrealized after-tax gains on fixed maturities and $49 million ($0.55 per share) of retained earnings appropriated to managed investment entities. The appropriated retained earnings will ultimately inure to the benefit of the debt holders of the investment entities managed by AFG.

e)	Supplemental Notes:

•	Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

•	Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•	Specialty Financial includes risk management insurance programs for leasing and financing institutions (including collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.